As filed pursuant to Rule 424(b)(5)
Under the Securities Act of 1933
Registration No. 333-140958

SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED NOVEMBER 28, 2007
(TO PROSPECTUS DATED JULY 27, 2007)

CWMBS, INC.
Depositor

Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

CHL Mortgage Pass-Through Trust 2007-20
Issuing Entity

Mortgage Pass-Through Certificates, Series 2007-20

This Supplement modifies certain information contained in the Prospectus Supplement, dated November 28, 2007 (the “Prospectus Supplement”) relating to the Mortgage Pass-Through Certificates, Series 2007-20.

This Supplement modifies the information contained in the “Static Pool Data” section on page S-39 of the Prospectus Supplement by replacing the paragraphs in that section with the following:

Certain static pool data with respect to the delinquency, cumulative loss and prepayment data for Countrywide Home Loans is available online at http://www.countrywidedealsdata.com?CWDD=01200712. This static pool data is not deemed part of the prospectus or the registration statement of which the prospectus is a part to the extent that the static pool data relates to:

•	prior securitized pools of Countrywide Home Loans that do not include the mortgage loans and that were established before January 1, 2006; or

•	in the case of information regarding the mortgage loans, information about the mortgage loans for periods before January 1, 2006.

Delinquency data available at the foregoing web address has been calculated according to the MBA Method.

We cannot assure you that the prepayment, loss or delinquency experience of the mortgage loans sold to the issuing entity will be comparable to the historical prepayment, loss or delinquency experience of any of the other securitized pools sponsored by the Countrywide Home Loans. In this regard, you should note how the characteristics of the mortgage loans in those securitized pools differ from the characteristics of the issuing entity’s mortgage loans. Such differences, along with the varying economic conditions to which those securitized pools were subject, may make it unlikely that the issuing entity’s mortgage loans will perform in the same way that any of those pools has performed.

In addition, the Certificateholder Monthly Distribution Summary for the distribution date occurring in December 2007 is attached hereto as Annex A and provides information regarding the distribution made to the certificates on the distribution date occurring in December 2007, updated information regarding the mortgage loans and certain other information.

Countrywide Securities Corporation

This date of this Supplement is January 7, 2008.

ANNEX A

[Certificateholder Monthly Distribution Summary]

THE BANK OF NEW YORK
101 Barclay Street, 4 West			Distribution Date: 12/26/07
New York, NY 10286
Officer:	Michael Cerchio	212-815-6314
Associate:	Steven Chrysanthis	212-815-8318

CWMBS. Inc.
CHL Mortgage Pass-Through Trust 2007-20
Series 2007-20

Certificateholder Monthly Distribution Summary

Class	Cusip	Class Description	Recombination Classes	Certificate Rate Type	Beginning Balance	Pass Through Rate (%)	Principal Distribution	Interest Distribution	Total Distribution	Current Realized Losses	Ending Balance	Cumulative Realized Losses
A-1	12544QAA8	Senior	Deposit-100.00%	Fix-30/360	276,050,000.00	6.500000	1,059,468.40	1,495,270.83	2,554,739.23	-	274,990,531.60	-
A-2	12544QAB6	Senior	Deposit-100.00%	Fix-30/360	9,686,000.00	6.500000	37,174.46	52,465.83	89,640.30	-	9,648,825.54	-
A-3	12544QAC4	Senior	Exchange- 0.00%	Fix-30/360	285,736,000.00	6.500000	1,096,642.86	1,547,736.67	2,644,379.53	-	284,639,357.14	-
X	12544QAD2	Strip IO	N/A	Var-30/360	182,309,101.00	0.391687	-	59,506.81	59,506.81	-	181,274,997.49	-
PO	12544QAE0	Strip PO	N/A	Fix-30/360	3,756,372.20	0.000000	2,165.38	-	2,165.38	-	3,754,206.82	-

M	12544QAG5	Subordinate	N/A	Fix-30/360	5,100,000.00	6.500000	2,158.02	27,625.00	29,783.02	-	5,097,841.98	-
B-1	12544QAH3	Subordinate	N/A	Fix-30/360	2,250,000.00	6.500000	952.07	12,187.50	13,139.57	-	2,249,047.93	-
B-2	12554QAJ9	Subordinate	N/A	Fix-30/360	750,000.00	6.500000	317.36	4,062.50	4,379.86	-	749,682.64	-
B-3	12544QAK6	Subordinate	N/A	Fix-30/360	1,200,000.00	6.500000	507.77	6,500.00	7,007.77	-	1,199,492.23	-
B-4	12544QAL4	Subordinate	N/A	Fix-30/360	300,000.00	6.500000	126.94	1,625.00	1,751.94	-	299,873.06	-
B-5	12544QAM2	Subordinate	N/A	Fix-30/360	900,156.00	6.500000	380.89	4,875.84	5,256.74	-	899,775.11	-
AR	12554QAF7	Residual	N/A	Fix-30/360	100.00	6.500000	100.00	0.56	100.56	-	-	-

Totals					299,992,628.20		1,103,351.29	1,664,119.88	2,767,471.18	-	298,889,276.91	-

Principal Distribution Detail

Class	Cusip	Original Certificate Balance	Beginning Certificate Balance	Scheduled Principal Distribution	Current Realized Losses	Ending Certificate Balance	Ending Certificate Factor
A-1	12544QAA8	276,050,000.00	276,050,000.00	1,059,468.40	-	274,990,531.60	0.996162042
A-2	12544QAB6	9,686,000.00	9,686,000.00	37,174.46	-	9,648,825.54	0.996162042
A-3	12544QAC4	285,736,000.00	285,736,000.00	1,096,642.86	-	284,639,357.14	0.996162042
X	12544QAD2	182,309,101.00	182,309,101.00	-	-	181,274,997.49	0.994327746
PO	12544QAE0	3,756,372.20	3,756,372.20	2,165.38	-	3,754,206.82	0.999423546

M	12544QAG5	5,100,000.00	5,100,000.00	2,158.02	-	5,097,841.98	0.999576859
B-1	12544QAH3	2,250,000.00	2,250,000.00	952.07	-	2,249,047.93	0.999576859
B-2	12554QAJ9	750,000.00	750,000.00	317.36	-	749,682.64	0.999576859
B-3	12544QAK6	1,200,000.00	1,200,000.00	507.77	-	1,199,492.23	0.999576859
B-4	12544QAL4	300,000.00	300,000.00	126.94	-	299,873.06	0.999576859
B-5	12544QAM2	900,156.00	900,156.00	380.89	-	899,775.11	0.999576859
AR	12554QAF7	100.00	100.00	100.00	-	-	0.000000000

Totals		299,992,628.20	299,992,628.20	1,103,351.29	-	298,889,276.91

Interest Distribution Detail

Class	Beginning Certificate Balance	Pass Through Rate (%)	Effective Coupon (%)	Current Interest	Total Interest Due	Net Interest Shortfall	Interest Paid
A-1	276,050,000.00	6.500000	6.500000	1,495,270.83	1,495,270.83	-	1,495,270.83
A-2	9,686,000.00	6.500000	6.500000	52,465.83	52,465.83	-	52,465.83
A-3	285,736,000.00	6.500000	6.500000	1,547,736.67	1,547,736.67	-	1,547,736.67
X	182,309,101.00	0.391687	0.391687	59,506.81	59,506.81	-	59,506.81
PO	3,756,372.20	0.000000	0.000000	-	-	-	-

M	5,100,000.00	6.500000	6.500000	27,625.00	27,625.00	-	27,625.00
B-1	2,250,000.00	6.500000	6.500000	12,187.50	12,187.50	-	12,187.50
B-2	750,000.00	6.500000	6.500000	4,062.50	4,062.50	-	4,062.50
B-3	1,200,000.00	6.500000	6.500000	6,500.00	6,500.00	-	6,500.00
B-4	300,000.00	6.500000	6.500000	1,625.00	1,625.00	-	1,625.00
B-5	900,156.00	6.500000	6.500000	4,875.84	4,875.84	-	4,875.84
AR	100.00	6.500000	6.747218	0.54	0.54	-	0.56

Totals	299,992,628.20			1,664,119.86	1,664,119.86	-	1,664,119.88

Current Payment Information
Factors per $1,000

Class	Cusip	Original Certificate Balance	Beginning Certificate Balance	Principal Distribution	Interest Distribution	Ending Certificate Balance	Pass Through Rate (%)
A-1	12544QAA8	276,050,000.00	1000.000000000	3.837958335	5.416666667	996.162041665	6.500000
A-2	12544QAB6	9,686,000.00	1000.000000000	3.837958335	5.416666667	996.162041665	6.500000
A-3	12544QAC4	285,736,000.00	1000.000000000	3.837958335	5.416666667	996.162041665	6.500000
X	12544QAD2	182,309,101.00	1000.000000000	0.000000000	0.326406161	994.327746095	0.391687
PO	12544QAE0	3,756,372.20	1000.000000000	0.576454038	0.000000000	999.423545962	0.000000

M	12544QAG5	5,100,000.00	1000.000000000	0.423141466	5.416666667	999.576858534	6.500000
B-1	12544QAH3	2,250,000.00	1000.000000000	0.423141466	5.416666667	999.576858534	6.500000
B-2	12554QAJ9	750,000.00	1000.000000000	0.423141466	5.416666667	999.576858534	6.500000
B-3	12544QAK6	1,200,000.00	1000.000000000	0.423141466	5.416666667	999.576858534	6.500000
B-4	12544QAL4	300,000.00	1000.000000000	0.423141466	5.416666667	999.576858534	6.500000
B-5	12544QAM2	900,156.00	1000.000000000	0.423141466	5.416666667	999.576858534	6.500000
AR	12554QAF7	100.00	1000.000000000	1000.000000000	5.622681589	0.000000000	6.500000

Totals		299,992,628.20	1000.000000000	3.677928010	5.547202576	996.322071990

THE BANK OF NEW YORK
101 Barclay Street, 4 West
New York, NY 10286
Officer:	Michael Cerchio	212-815-6314
Associate:	Steven Chrysanthis	212-815-8318

CWMBS. Inc.
CHL Mortgage Pass-Through Trust 2007-20
Series 2007-20

Pool Level Data
Distribution Date		12/26/2007
Cut-off Date		11/1/2007
Record Date		11/30/2007
Determination Date		12/1/2007
Accrual Period 30/360	Begin	11/1/2007
	End	12/1/2007
Number of Days in 30/360 Accrual Period		30

Collateral Detail

Original Mortgage Loan Details

Original Aggregate Loan Count	481
Original Stated Principal Balance	299,992,628.66
Original Weighted Average Mortgage Rate	6.85417%
Original Weighted Average Net Mortgage Rate	6.65664%
Original Weighted Average Remaining Term	360

Current Mortgage Loan Details

Beginning Aggregate Loan Count	481
Loans Paid Off or otherwise removed pursuant to the PSA	1
Ending Aggregate Loan Count	480

Beginning Pool Stated Principal Balance	299,992,628.66
Scheduled Principal	126,783.58
Unscheduled Principal	976,567.71
Realized Principal Losses	-
Ending Pool Stated Principal Balance	298,889,277.37

Weighted Averages

Beginning Weighted Average Mortgage Rate	6.85417%
Beginning Weighted Average Net Mortgage Rate	6.65664%
Ending Weighted Average Mortgage Rate	6.85444%
Ending Weighted Average Net Mortgage Rate	6.65687%

Beginning Weighted Average Remaining Term to Maturity	360
Ending Weighted Average Remaining Term to Maturity	359

Loan Substitution

Aggregate Stated of Principal Balances Removed	-
Aggregate Stated of Principal Balance Added	-
Aggregate Principal Substitution Shortfall Amount	-

Fees of the Trust

Gross Master Servicing Fee	45,216.05
Net Master Servicing Fee	45,216.05
Trustee Fee	2,249.94
Lpmi	1,914.27
Total Net Loan Fees	49,380.26

Servicer Advances

Principal Advances	242.28
Interest Advances	1,851.80
Reimbursement for Principal & Interest Advances	-
Reimbursement for Nonrecoverable Advances	-
Total Advances	2,094.08

Mortgage Prepayment Details

Principal Balance of Loans Paid in Full	749,354.26
Prepayment Interest Excess	-
Prepayment Interest Shortfall	-
Compensating Interest	-
Net Prepayment Interest Shortfall	-
CPR %	3.83877%
SMM %	0.32567%

Net Interest Shortfalls

Net Prepayment Interest Shortfalls	-
Relief Act Reduction Shortfalls	-
Total Net Interest Shortfalls	-

Delinquency Information

Delinquency Info		Group 1

30-59 Days	Balance	311,639.74	0.10427%
	Loan Count	1	0.20833%

60-89 Days	Balance	-	0.00000%
	Loan Count	0	0.00000%

90+ Days	Balance	-	0.00000%
	Loan Count	0	0.00000%

Total	Balance	311,639.74	0.10427%
	Loan Count	1	0.20833%

Foreclosure Info		Group 1

30-59 Days	Balance	-	0.00000%
	Loan Count	0	0.00000%

60-89 Days	Balance	-	0.00000%
	Loan Count	0	0.00000%

90+ Days	Balance	-	0.00000%
	Loan Count	0	0.00000%

Total	Balance	-	0.00000%
	Loan Count	0	0.00000%

Bankruptcy Info		Group 1

30-59 Days	Balance	-	0.00000%
	Loan Count	0	0.00000%

60-89 Days	Balance	-	0.00000%
	Loan Count	0	0.00000%

90+ Days	Balance	-	0.00000%
	Loan Count	0	0.00000%

Total	Balance	-	0.00000%
	Loan Count	0	0.00000%

REO Info		Group 1

30-59 Days	Balance	-	0.00000%
	Loan Count	0	0.00000%

60-89 Days	Balance	-	0.00000%
	Loan Count	0	0.00000%

90+ Days	Balance	-	0.00000%
	Loan Count	0	0.00000%

Total	Balance	-	0.00000%
	Loan Count	0	0.00000%

Totals for Foreclosure Bankruptcy, REO	Group 1

All	-	0.00000%
	0	0.00000%

Totals for Foreclosure,REO Bankruptcy, Delinquency	Group 1

All	311,639.74	0.10427%
	1	0.20833%
60+ Delinquency, Foreclosure, Bankruptcy &
REO Totals

	Current		-
	One-Month Prior		-
	Two-Month Prior		-
	Three-Month Prior		-
	Four-Month Prior		-
	Five-Month Prior		-

	60+ Delinquency Average		-
	Passing Delinquency Trigger Test		YES

Realized Loss Detail

	Current Period Realized Losses				-
	Cumulative Realized Losses				-
	Total Liquidated Loan Balance				-
	Total Liquidated Proceeds				-
	Subsequent Recoveries				-
	Passing Cumulative Loss Test				YES
	Monthly Default Rate				0.00000%
	Conditional Default Rate				0.00000%

Loan ID		Liquidation Balance	Liquidation Proceeds	Realized Loss
Group I

N/A

Available Funds

Interest

Scheduled Interest Collected	1,713,500.15
Plus: Compensating Interest	-
Less: Master Servicer Fee	45,216.05
Less: Mortgage Loan Premiums	1,914.27
Less: Excess Master Servicing Fee	-
Total Interest Available	1,666,369.83

Principal

Scheduled Principal	126,783.58
Paid in Full Principal	749,354.26
Curtailment Principal	227,213.45
Liquidation Principal	-
Repurchased Principal	-
Substitution Adjustment Principal	-
Unanticipated Principal Recoveries	-
Total Principal Available	1,103,351.29

Other Amounts

Prepayment Penalites	-
Other Amounts	-
Total Other Remittance Amounts	-

Total Available Funds	2,769,721.12

Distribution Summary

Amounts Available for Distribution

Total Servicer Remittance		2,769,721.12
Corridor Contract Proceeds Needed		-
Capitalized Interest		-
Supplemental Loan Deposit		-
Corridor Reserve Fund withdrawal		-
Principal Reserve Fund withdrawal		-
Other Amounts		-
Total Amounts Available		2,769,721.12

Distribution Payments

Trustee Fee		2,249.94
Class Payments		2,767,471.18
Total Payments		2,769,721.12

Trust Accounts

Distribution Account

Beginning Balance		-
Deposits		2,769,721.12
Withdrawals		2,769,721.12
Ending Balance		-

Exchangeable Certificates Distribution
Account

Beginnning Balance		-
Deposit		-
Withdrawal		-
Ending Balance		-

Senior Principal Distribution Amounts

PO Principal Amounts

Beginning PO Balance		3,756,372.30
PO Scheduled Principal		1,433.74
PO Prepayments & Recoveries		731.64
PO Liquidation Principal		-
PO Principal Loss		-
Ending PO Balance		3,754,206.93

NON-PO Principal Amounts

Beginning Non-PO Balance		296,236,256.36
Non-PO Scheduled Principal		125,349.84
Non-PO Prepayments & Recoveries		975,836.07
Non-PO Liquidation Principal		-
Non-PO Principal Loss		-
Ending Non-PO Balance		295,135,070.44

Principal Distribution Amounts

Senior and Subordinate Percentages

Senior Percentage Original		96.45548%
Senior Prepayment Percentage Original		100.00000%
Senior Percentage		96.45548%
Senior Prepayment Percentage		100.00000%
Subordinate Percentages		3.54452%
Subordinate Prepayment Percentage		0.00000%

Principal Distribution Amounts

Senior Principal Distribution Amount		1,096,742.86
Subordinate Principal Distribution Amount		-
PO Principal Distribution Amount		2,165.38
Total Principal Distribution Amount		1,098,908.24

Credit Enhancements

Subordination

Protection	Original	Current
Bankruptcy Loss	-	-
Bankruptcy Percentage	0.000000%	0.000000%
Credit/Fraud Loss	-	5,999,852.57
Credit/Fraud Loss Percentage	0.000000%	2.007383%
Special Hazard Loss	-	-
Special Hazard Loss Percentage	0.000000%	0.000000%

Credit Support	Original	Current
Class A	575,228,372.20	573,032,921.10
Class A Percentage	98.207317%	98.201337%

Class M	5,100,000.00	5,097,841.98
Class M Percentage	0.870710%	0.873623%

Class B-1	2,250,000.00	2,249,047.93
Class B-1 Percentage	0.384137%	0.385422%

Class B-2	750,000.00	749,682.64
Class B-2 Percentage	0.128046%	0.128474%

Class B-3	1,200,000.00	1,199,492.23
Class B-3 Percentage	0.204873%	0.205558%

Class B-4	300,000.00	299,873.06
Class B-4 Percentage	0.051218%	0.051390%

Class B-5	900,156.00	899,775.11
Class B-5 Percentage	0.153681%	0.154196%

Class AR	100.00	-
Class AR Percentage	0.000017%	0.000000%

Stratification Tables

			Number of Items	Percent of Items	Principal Balance	Percent of Balance
< =		5.000000000000	0	0.000	-	0.000
5.000000000000	-	5.250000000000	0	0.000	-	0.000
5.250000000000	-	5.500000000000	0	0.000	-	0.000
5.500000000000	-	5.750000000000	0	0.000	-	0.000
5.750000000000	-	6.000000000000	1	0.208	428,570.16	0.143
6.000000000000	-	6.250000000000	16	3.333	10,039,306.72	3.359
6.250000000000	-	6.500000000000	110	22.917	75,422,241.69	25.234
6.500000000000	-	6.750000000000	103	21.458	71,164,492.75	23.810
6.750000000000	-	7.000000000000	128	26.667	74,340,795.86	24.872
7.000000000000	-	7.250000000000	51	10.625	32,100,555.91	10.740
7.250000000000	-	7.500000000000	33	6.875	16,484,659.31	5.515
7.500000000000	-	7.750000000000	18	3.750	7,381,223.99	2.470
7.750000000000	-	8.000000000000	9	1.875	5,225,813.62	1.748
>		8.000000000000	11	2.292	6,301,617.36	2.108
		Wgt Ave / Total:	480	100.000	298,889,277.37	100.000

			Number of Items	Percent of Items	Principal Balance	Percent of Balance
< =		-	0	0.000	-	0.000
-	-	25,000.00	0	0.000	-	0.000
25,000.00	-	50,000.00	0	0.000	-	0.000
50,000.00	-	75,000.00	3	0.625	214,855.37	0.072
75,000.00	-	100,000.00	4	0.833	357,672.85	0.120
100,000.00	-	125,000.00	3	0.625	340,824.89	0.114
125,000.00	-	150,000.00	7	1.458	975,135.84	0.326
150,000.00	-	175,000.00	4	0.833	660,902.22	0.221
175,000.00	-	200,000.00	4	0.833	745,158.78	0.249
200,000.00	-	225,000.00	8	1.667	1,699,935.86	0.569
225,000.00	-	250,000.00	6	1.250	1,442,372.49	0.483
250,000.00	-	275,000.00	6	1.250	1,554,629.21	0.520
275,000.00	-	300,000.00	3	0.625	896,445.57	0.300
300,000.00	-	325,000.00	9	1.875	2,825,345.61	0.945
325,000.00	-	350,000.00	7	1.458	2,316,409.49	0.775
350,000.00	-	375,000.00	9	1.875	3,254,779.63	1.089
375,000.00	-	400,000.00	7	1.458	2,696,775.97	0.902
400,000.00	-	425,000.00	10	2.083	4,128,960.20	1.381
425,000.00	-	450,000.00	13	2.708	5,719,122.54	1.913
450,000.00	-	475,000.00	15	3.125	6,991,692.37	2.339
475,000.00	-	500,000.00	29	6.042	14,205,955.62	4.753
500,000.00	-	525,000.00	32	6.667	16,503,353.59	5.522
525,000.00	-	550,000.00	27	5.625	14,577,549.85	4.877
550,000.00	-	575,000.00	19	3.958	10,682,250.87	3.574
575,000.00	-	600,000.00	45	9.375	26,655,231.81	8.918
600,000.00	-	625,000.00	26	5.417	15,972,438.94	5.344
625,000.00	-	650,000.00	26	5.417	16,737,024.84	5.600
650,000.00	-	675,000.00	13	2.708	8,608,331.09	2.880
675,000.00	-	700,000.00	14	2.917	9,633,702.61	3.223
700,000.00	-	725,000.00	8	1.667	5,729,958.23	1.917
725,000.00	-	750,000.00	16	3.333	11,872,437.26	3.972
750,000.00	-	775,000.00	7	1.458	5,365,209.31	1.795
775,000.00	-	800,000.00	12	2.500	9,460,349.58	3.165
>		800,000.00	88	18.333	96,064,464.88	32.140
		Wgt Ave / Total:	480	100.000	298,889,277.37	100.000

		Location	Number of Items	Percent of Items	Principal Balance	Percent of Balance
		CA	157	32.708	105,375,900.81	35.256
		FL	23	4.792	12,389,472.38	4.145
		AZ	17	3.542	9,460,091.60	3.165
		VA	15	3.125	8,203,618.36	2.745
		WA	25	5.208	15,131,181.35	5.062
		CO	13	2.708	8,095,058.94	2.708
		Others	230	47.917	140,233,953.93	46.918
		Wgt Ave / Total:	480	100.000	298,889,277.37	100.000

			Number of Items	Percent of Items	Principal Balance	Percent of Balance
< =		120	0	0.000	-	0.000
120	-	180	0	0.000	-	0.000
180	-	300	0	0.000	-	0.000
300	-	360	480	100.000	298,889,277.37	100.000
>		360	0	0.000	-	0.000
		Wgt Ave / Total:	480	100.000	298,889,277.37	100.000